                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                   -----------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)


                                 (AMENDMENT NO. 2)(1)


                           DIGITAL GENERATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)



                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      0002539211
--------------------------------------------------------------------------------
                                    (CUSIP Number)

                                      N/A
     ----------------------------------------------------------------------
              (Date of Event which Requires filing of this Statement

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-(c)
     /X/ Rule 13d-1(d)


---------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0002539211                   13G                  Page 2 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 KLEINER PERKINS CAUFIELD & BYERS VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI")
                 94-3157816
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                          (a)  / /  (b) /X/

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                            -0-
          NUMBER OF       ------------------------------------------------------
           SHARES           6       SHARED VOTING POWER
        BENEFICIALLY                                                    530,592
          OWNED BY        ------------------------------------------------------
            EACH            7       SOLE DISPOSITIVE POWER
          REPORTING                                                         -0-
         PERSON WITH      ------------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                                                        530,592
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON                                          530,592
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         / /
              CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                   Page 3 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI ASSOCIATES") 94-3158010
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
      NUMBER OF                             530,592 SHARES DIRECTLY HELD BY
       SHARES                               KPCB VI. KPCB VI ASSOCIATES IS
    BENEFICIALLY                            THE GENERAL PARTNER OF KPCB VI.
      OWNED BY                   -----------------------------------------------
        EACH                        7       SOLE DISPOSITIVE POWER          -0-
      REPORTING                  -----------------------------------------------
     PERSON WITH                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                  Page 4 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 BROOK H. BYERS
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. BYERS IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR. BYERS
        SHARES                              DISCLAIMS BENEFICIAL OWNERSHIP
     BENEFICIALLY                           OF SHARES HELD DIRECTLY BY
       OWNED BY                             KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB
                                            VI. MR. BYERS IS A GENERAL
                                            PARTNER OF KPCB VI ASSOCIATES.
                                            MR. BYERS DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD DIRECTLY
                                            BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                   Page 5 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       VINOD KHOSLA
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. KHOSLA IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              KHOSLA DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. KHOSLA IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            KHOSLA DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                  Page 6 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       E. FLOYD KVAMME
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. KVAMME IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              KVAMME DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. KVAMME IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            KVAMME DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                  Page 7 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       L. JOHN DOERR
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. DOERR IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              DOERR DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. DOERR IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            DOERR DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                  Page 8 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       JOSEPH S. LACOB
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LACOB IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              LACOB DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LACOB IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            LACOB DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                   Page 9 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      BERNARD LACROUTE
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               216
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LACROUTE IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              LACROUTE DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          216
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LACROUTE IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            LACROUTE DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,808
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002539211                   13G                  Page 10 of 17 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     JAMES P. LALLY
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER               -0-
                                 -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LALLY IS A GENERAL PARTNER
       NUMBER OF                            OF KPCB VI ASSOCIATES. MR.
        SHARES                              LALLY DISCLAIMS BENEFICIAL
      BENEFICIALLY                          OWNERSHIP OF SHARES HELD
        OWNED BY                            DIRECTLY BY KPCB VI.
         EACH                    -----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER          -0-
      PERSON WITH                -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            530,592 SHARES DIRECTLY HELD BY
                                            KPCB VI. KPCB VI ASSOCIATES IS
                                            THE GENERAL PARTNER OF KPCB VI.
                                            MR. LALLY IS A GENERAL PARTNER
                                            OF KPCB VI ASSOCIATES. MR.
                                            LALLY DISCLAIMS BENEFICIAL
                                            OWNERSHIP OF SHARES HELD
                                            DIRECTLY BY KPCB VI.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               530,592
              REPORTING PERSON
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages

Item 1(a)   Name of Issuer:

            Digital Generation Systems, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            875 Battery Street
            San Francisco, CA 94111

Item 2(a)   Name of Person Filing:

            This amendment is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit b hereto.

            KPCB VI Associates is the general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB VI").

Item 2(b)   Address of Principal Business Offices or, if none, Residence:

            2750 Sand Hill Road, Menlo Park, California 94025.

            The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

Item 2(c)   Citizenship


Item 2(d)   Title of Class of Securities:
            Common Stock

Item 2(e)   CUSIP Number:
            0002539211

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable

Item 4.     Ownership.

            Please see Item 5.

Item 5.     Ownership of Five Percent or Less of a Class.

            This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Digital Generation Systems, Inc.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable --  See Item 5.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

                                                             Page 12 of 17 Pages

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

                                                             Page 13 of 17 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.



Dated:  February 12, 1999

                                   KPCB VI ASSOCIATES, L.P., A
                                   CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                        A General Partner



                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD J. LACROUTE
                                   JAMES P. LALLY



                                   By: /s/ Michael S. Curry
                                       ------------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact



                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner

                                                             Page 14 of 17 Pages

                                    EXHIBIT INDEX



                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16



                                                             Page 15 of 17 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Common Stock of Digital Generation Systems, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership, and, with respect to the general partners, such other holdings as are reported therein.

Dated:  February 12, 1999


                                   KPCB VI ASSOCIATES, L.P., A
                                   CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner



                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD J. LACROUTE
                                   JAMES P. LALLY



                                   By: /s/ Michael S. Curry
                                       ------------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact



                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner

                                                             Page 16 of 17 Pages
                                     EXHIBIT B

                                GENERAL PARTNERS OF
             KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VI Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.


1.   (a)   Brook H. Byers
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

2.   (a)   Vinod Khosla
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

3.   (a)   E. Floyd Kvamme
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

4.   (a)   L. John Doerr
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

5.   (a)   Joseph S. Lacob
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

6.   (a)   Bernard J. Lacroute
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

                                                             Page 17 of 17 Pages

7.   (a)   James P. Lally
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen